CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW.

September 19, 2018 Jason Jones
[***]

Offer of Employment by Ekso Bionics, Inc.

1414 Harbour Way S
Suite 1201
Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684
hr@eksobionics.com

Dear Jason,

I am pleased to offer you the position of VP of Product Development and Product Management with Ekso Bionics, Inc. (the "Company"). You will report directly to Jack Peurach, our CEO. The terms of our offer and the benefits currently provided by the Company are as follows:

1.Starting Salary. Your starting salary will be Two Hundred – Twenty Thousand Dollars ($220,000.00) per year and will be subject to review from time to time by the Company to determine whether, in the Company’s judgment, your base rate should be changed. This position is exempt from paid overtime as required by state and federal law, and therefore there is no overtime pay. Base salary is paid in accordance with the Company’s normal payroll procedures and is subject to applicable withholding required by law.

2.Bonus: You will be eligible to participate in our annual Short-Term Incentive (STI) program which you will be awarded 35% percentage of your base salary based on Company, Team, and Individual performance against objectives for the year. The bonus year is the Company’s calendar year and any payments made to you for bonus in your first year will be pro-rated based on the period of time you start your employment with the Company to the end of the calendar year. Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.

3.Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. A brief summary of the benefits currently offered is attached to this letter as Appendix A.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

4.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5.No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6.Stock Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to approximately Two Hundred Thousand (200,000) shares of Common Stock of the Company under our 2014 Equity Incentive Plan (the “Plan”) at the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of one fourth (1/4) (rounded to the nearest whole share) of the Shares subject to this Option, at the end of your first anniversary with the Company, and an additional one forty-eighth (1/48) of the Shares subject to the Option (rounded to the nearest whole share) per month thereafter, so long as you remain employed by the Company. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

7.At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

8.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9.Reference and Background Checks. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

10.Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

11.Acceptance. This offer will remain open until Tuesday, September 25, 2018. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Sincerely,

/s/ Jack Peurach
Jack Peurach (CEO)

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Jason Jones
Jason Jones

Start Date: Your first day of employment will be: TBD

Date signed: 9/24/2018

1414 Harbour Way S
Suite 1201
Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684
hr@eksobionics.com

SCHEDULE A
[***]

1414 Harbour Way S
Suite 1201
Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684
hr@eksobionics.com

SCHEDULE B

[***]